Exhibit 99.1
Superior Energy Services, Inc. Announces 2007 Initial Capital Expenditures Plans
Tuesday January 9, 6:00 am ET
HARVEY, La., Jan. 9 /PRNewswire-FirstCall/ — Superior Energy Services, Inc. (NYSE: SPN — News) announced today that its Board of Directors has approved a record-high capital expenditures budget of approximately $362 million for 2007. The capital expenditures budget is expected to be funded entirely by internally generated cash flows. Some of the significant capital expenditures are as follows:
*	The rental tools segment has a capital expenditures budget of approximately $135 million with the emphasis being on continuing the Company’s international growth. The plan includes $67 million for drill pipe and specialty tubulars, primarily in international markets; $38 million for accommodations and ancillary equipment, primarily in the Rocky Mountains market area; and $24 million for continued growth in the stabilization and drill collars markets.

*	The well intervention segment has a capital expenditures budget of approximately $123 million. Some of the larger capital expenditure items include $53 million allocated to the recently acquired Warrior Energy Services for, among other things, 14 coiled tubing spreads and 10 electric line units for the domestic land markets; $26 million in connection with the construction of the previously announced 880-ton derrick barges; $14 million for offshore production-related equipment; and $10 million for well control assets.

*	The Company’s oil and gas subsidiary SPN Resources has a capital expenditures budget of approximately $90 million, primarily for re-completions and workovers.

*	Of the remaining $14 million of capital expenditures, about $3 million will be spent by the marine segment and the remainder is allocated for facilities and other miscellaneous projects.
     Chairman and CEO Terry Hall Comments:
“We believe our capital expenditures program will help us fulfill our geographic diversification strategy in a manner that creates value long-term. Our capital expenditure plan, which is primarily for expansionary purposes, also reflects our belief that the Warrior acquisition provides us a platform to deploy capital and a footprint to grow our premium well intervention service offerings.”
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward- looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321